                                                                 EXHIBIT 10.10

                                CREDIT AGREEMENT



         THIS CREDIT AGREEMENT (the "Agreement") dated as of December 31, 1997 (the "Effective Date") is between Norwest Bank Wisconsin, National Association (the "Bank") and Advantage Learning Systems, Inc. (the "Borrower").

                                   BACKGROUND

         The Borrower has asked the Bank to provide a Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00) line of credit to be used for general working capital and acquisitions.

         The Bank is agreeable to meeting the Borrower's request provided that the Borrower agrees to the terms and conditions of this Agreement.

         The Revolving Note, this Agreement, and all "Documents" described in Exhibit A shall be referred to collectively as the "Documents."

         In consideration of the above premises, the Bank and the Borrower agree as follows:

         1.       LINE OF CREDIT

         1.1. Line of Credit Amount. During the Line Availability Period defined below, the Bank agrees to provide a revolving line of credit (the "Line") to the Borrower. Outstanding amounts under the Line shall not, at any one time, exceed Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00).

         1.2. Line Availability Period. The "Line Availability Period" shall mean the period of time from the Effective Date or the date on which all conditions precedent described in this Agreement have been met, whichever is later, to the Line Expiration Date of December 31, 1998.

         1.3. The Revolving Note. The Borrower's obligation to repay advances under the Line shall be evidenced by a single promissory note (the "Revolving Note") dated as of the Effective Date, and in form and content acceptable to the Bank. Reference is made to the Revolving Note for interest rate and repayment terms.

         2.       EXPENSES

         In the event the Borrower fails to pay the Bank any amounts due under this Agreement or under the Documents, the Borrower shall pay all costs of collection, including reasonable attorneys' fees and legal expenses incurred by the Bank.

         3.       ADVANCES AND PAYMENTS

         3.1. Requests for Advances. Any line advance requested under the terms of this Agreement shall be requested by telephone or in a writing delivered to the Bank (or transmitted via facsimile) by any person reasonably believed by the Bank to be authorized by the Borrower to do so. The Bank will not consider any such request following an event which is, or with notice or the lapse of time would be, an event of default under this Agreement. Proceeds shall be deposited into the Borrower's account at the Bank or disbursed in such other manner as the parties may agree.

         3.2. Interest Rate Options. In addition to interest rates based on the Base Rate Option defined in the Revolving Note, the Borrower may elect a fixed rate of interest for a fixed time period and principal amount agreeable to the Bank and Borrower that is based upon any applicable margin stated in said promissory note and an interest rate derived from the current LIBOR rate available to the Bank on national or international money markets for a similar time period and dollar amount.

         In order to fix an interest rate as provided above, the Borrower must request a rate quote from the Bank, which must be accepted by the Borrower following quotation by the Bank as a condition to fixing. In order to exercise this option, the following terms and conditions must be satisfied:

         LIBOR Interest Rate Option. To elect the LIBOR Interest Rate Option, as defined in the Revolving Note, the Borrower must request a quote from the Bank one day prior to funding. This request must designate an amount (the "LIBOR Interest Rate Portion") and a period (the "LIBOR Interest Rate Period"). The LIBOR Interest Rate Portion must be at least $100,000 and the LIBOR Interest Rate Period will be for 30, 60 or 90 days or any other period to which the parties may agree. The Bank shall not be obligated to provide a LIBOR Interest Rate quote if it determines that no deposits with an amount and maturity equal to those for which a quotation has been requested are available to it in the London Interbank Market. The Borrower must orally accept a quote when received or it will be deemed rejected. If accepted, the LIBOR Interest Rate Option will remain in effect for the LIBOR Interest Rate Period specified in the quote. At the end of each LIBOR Interest Rate Period the principal amount subject to the LIBOR Interest Rate Option shall bear interest at the Base Rate Option (as defined in the Revolving Note).

         3.3. Payments. All principal, interest and fees due under the Documents shall be paid by the direct debit of available funds deposited in the Borrower's account with the Bank. The Bank shall debit the account on the dates the payments become due. If a due date does not fall on a day on which the Bank is open for substantially all of its business (a "Banking Day," except as otherwise provided), the Bank shall debit the account on the next Banking Day, and interest shall continue to accrue during the extended period. If there are insufficient funds in the account on the day the Bank enters any debit authorized by this Agreement, the debit will be reversed and the payment shall be due immediately without necessity of demand by direct remittance of immediately available funds. For amounts bearing interest at the LIBOR Rate (if any) a Banking

Day is a day on which the Bank is open for business and on which dealings in U.S. dollar deposits are carried on in the London interbank market.

         4.       CONDITIONS PRECEDENT

         The Borrower must deliver to the Bank the documents described in Exhibit A, properly executed and in form and content acceptable to the Bank, prior to the Bank's initial advance under this Agreement.

         5.       REPRESENTATIONS AND WARRANTIES

         To induce the Bank to enter into this Agreement, the Borrower, to the best of its knowledge and upon due inquiry, makes the representations and warranties contained in Exhibit B. Each request for an advance or a disbursement under this Agreement following the Effective Date constitutes a reaffirmation of these representations and warranties.

         6.       COVENANTS

         6.1. Financial Information and Reporting. Except as otherwise stated in this Agreement, all financial information provided to the Bank shall be compiled using generally accepted accounting principles consistently applied. During the time period that credit is available under this Agreement, and afterward until all amounts due under the Documents are paid in full, unless the Bank shall otherwise agree in writing, the Borrower agrees to:

                  (a) Annual Financial Statements. Provide the Bank within 90 days of the Borrower's fiscal year end, the Borrower's annual financial statements. The statements must be audited with an unqualified opinion by a certified public accountant acceptable to the Bank.

                  (b) Interim Financial Statements. Provide the Bank within 45 days of the end of each quarter, the Borrower's interim financial statements for the interim period then ending. The statements must be current through the end of that period and must be certified as correct by an officer of the Borrower in form acceptable to the Bank.

                  (c) Notices of Default. Provide the Bank prompt written notice of: 1) any event which has or might after the passage of time or the giving of notice, or both, constitute an event of default under any of the Documents; or 2) any future event that would cause the representations and warranties contained in this Agreement to be untrue when applied to the Borrower's circumstances as of the date of such event.

                  (d) Additional Information. Provide the Bank with such other information as it may reasonably request, and permit the Bank to visit and inspect its properties and examine its books and records.

         6.2. Financial Covenants. During the time period that credit is available under this Agreement, and afterward until all amounts due under the Documents are paid in full, unless the

Bank shall otherwise agree in writing, the Borrower agrees to comply with the financial covenants described below, which shall be calculated using generally accepted accounting principles consistently applied, except as they may be otherwise modified by the following capitalized definitions:

         "Tangible Net Worth" means total assets less total liabilities and less the following types of assets: 1) leasehold improvements; 2) receivables and other investments in or amounts due from any shareholder, director, officer, employee or other person or entity related to or affiliated with the Borrower;
3) goodwill, patents, copyrights, mailing lists, trade names, trademarks, servicing rights, organizational and franchise costs, bond underwriting costs and other like assets properly classified as intangible.

                  (a) Total Liabilities to Tangible Net Worth Ratio. Maintain a ratio of total liabilities to Tangible Net Worth of less than .45 to
         1.0 as of the end of each fiscal quarter commencing December 31, 1997.

         6.3. Other Covenants. During the time period that credit is available under this Agreement, and afterward until all amounts due under the Documents are paid in full, unless the Bank shall otherwise agree in writing, the Borrower agrees to:

                  (a) Other Liens. Refrain from allowing any security interest or lien on property it owns now or in the future or assign any interest that it may have in any assets or subordinate any rights that it may have in any assets now or in the future, except liens in favor of the Bank.

                  (b) Purpose of Advances. Advances under the Line for the purpose of financing acquisitions of other companies or business entities shall not at any time exceed $3,000,000.00.

                  (c) Insurance. Cause its properties to be adequately insured by a reputable insurance company against loss or damage and to carry such other insurance (including business interruption, flood, or environmental risk insurance) as is required of or usually carried by persons engaged in the same or similar business.

                  (d) Form of Organization and Mergers. Refrain from changing its legal form of organization.

                  (e) Books and Records. Maintain adequate books and records, refrain from making any material changes in its accounting procedures for tax or other purposes, and permit the Bank to inspect same upon reasonable notice.

                  (f) Compliance with Laws. Comply in all material respects with all laws applicable to its form of organization, business, and the ownership of its property.

                  (g) Preservation of Rights. Maintain and preserve all permits, licenses, rights, privileges, charters and franchises that it now owns.

         These covenants were negotiated by the Bank and Borrower based on information provided to the Bank by the Borrower. A breach of a covenant is an indication that the risk of the transaction has increased. As consideration for any waiver or modification of these covenants, the Bank may require: additional collateral, guaranties or other credit support; higher fees or interest rates; and possible modifications to the Documents and the monitoring of the Agreement. The waiver or modification of any covenant that has been violated by the Borrower shall be made at the sole discretion of the Bank. These options do not limit the Bank's right to exercise its rights under Section 7 of this Agreement.

         7.       EVENTS OF DEFAULT AND REMEDIES

         7.1. Default. Upon the occurrence of any one or more of the following events of default, or at any time afterward unless the default has been cured, the Bank may declare the Line to be terminated and in its discretion accelerate and declare the unpaid principal, accrued interest and all other amounts payable under the Revolving Note and the Documents to be immediately due and payable:

                  (a) Failure by the Borrower to make any payment of principal or interest due under the Revolving Note which continues for 15 days after its due date.

                  (b) Default by the Borrower in the observance or performance of any covenant or agreement contained in this Agreement, and continuance for more than 15 days.

                  (c) Default by the Borrower in the observance or performance of any covenant or agreement contained in any of the Documents (excepting this Agreement), after giving effect to any applicable grace period.

                  (d) Default by the Borrower with respect to any indebtedness or obligation owed to the Bank, which is unrelated to any loan or facility subject to the terms of this Agreement, or to any other creditor, which would allow the maturity of any such indebtedness or obligation to be accelerated.

                  (e) Any representation or warranty made by the Borrower to the Bank in the Agreement, or any financial statement or report submitted to the Bank by or on behalf of the Borrower before or after the Effective Date of this Agreement is untrue or misleading in any material respect.

                  (f) Any litigation or governmental proceeding against the Borrower seeking an amount in excess of $250,000.00 which is not insured or subject to indemnity by a solvent third party either 1) results in a judgment equal to or in excess of that amount against the Borrower or 2) remains unresolved on the 270th day following the date of service on the Borrower.

                  (g) A garnishment, levy or writ of attachment, or any local, state, or federal notice of tax lien or levy is made or issues against the Borrower, or any post judgment process or procedure is commenced or any supplementary remedy for the enforcement of a judgment is employed against the Borrower or the Borrower's property.

                  (h) A material adverse change occurs in the Borrower's financial condition or ability to repay its obligations to the Bank.

         7.2. Immediate Default. If, with or without the Borrower's consent, a custodian, trustee or receiver is appointed for any of the Borrower's properties, or if a petition is filed by or against the Borrower under the United States Bankruptcy Code, or the Borrower is dissolved, liquidated, or winds up its business, then the Line shall immediately terminate without notice, and the unpaid principal, accrued interest, and all other amounts payable under the Revolving Note shall become immediately due and payable.

         7.3. Supplementary Cross Default of Other Promissory Notes. The Borrower agrees that each promissory note evidencing indebtedness of the Borrower to the Bank which is not otherwise documented in this Agreement, and regardless of whether delivered before or after the Effective Date, shall hereby be amended on a supplementary basis to provide that each such promissory note may be accelerated by the Bank in its discretion following the occurrence of any event of default agreed to in Section 7.1, or shall be accelerated and become immediately due and payable without notice by the Bank following the occurrence of any event of default agreed to in Section 7.2, which events of default and rights of acceleration are in addition to, and not exclusive of, any events of default and rights of acceleration agreed to in the promissory note itself.

         8.       MISCELLANEOUS

         (a) No Waiver; Cumulative Remedies. No failure or delay by the Bank in exercising any rights under this Agreement shall be deemed a waiver of those rights. The remedies provided for in the Agreement are cumulative and not exclusive of any remedies provided by law.

         (b) Amendments or Modifications. Any amendment or modification of this Agreement must be in writing and signed by the Bank and Borrower. Any waiver of any provision in this Agreement must be in writing and signed by the Bank.

         (c) Binding Effect; Assignment. This Agreement and the Documents are binding on the successors and assigns of the Borrower and Bank. The Borrower may not assign its rights under this Agreement and the Documents without the Bank's prior written consent. The Bank may sell participations in or assign this Agreement and the Documents and exchange financial information about the Borrower with actual or potential participants or assignees.

         (d) Wisconsin Law. This Agreement and the Documents shall be governed by the substantive laws of the State of Wisconsin.

         (e) Severability of Provisions. If any part of this Agreement or the Documents are unenforceable, the rest of this Agreement or the Documents may still be enforced.

         (f) Integration. This Agreement and the Documents describes the entire understanding and agreement of the parties and supersedes all prior agreements between the Bank and the Borrower relating to each credit facility subject to this Agreement, whether verbal or in writing.



Address for notices to Bank:           Address for notices to Borrower:
Norwest Bank Wisconsin,                Advantage Learning Systems, Inc.
  National Association                 2911 Peach Street
118 South State Street                 P.O. Box 8036
Appleton, Wisconsin 54911              Wisconsin Rapids, Wisconsin 54495-8036

Attention:  Daniel Frazier             Attention:  Jeff Keuntjes

NORWEST BANK WISCONSIN,                ADVANTAGE LEARNING SYSTEMS, INC.
  NATIONAL ASSOCIATION


By:   /s/ Daniel G. Frazier            By:   /s/ Michael H. Baum /s/ Timothy Sherlock
      -----------------------------          ----------------------------------------

Its:  Vice President                   Its:  Chief Executive Officer/Chief
      -----------------------------          ----------------------------------------
                                             Financial Officer
                                             -----------------


                                    EXHIBIT A

                              CONDITIONS PRECEDENT



         PLEASE NOTE: This Exhibit describes each Note, Authorizations, Organizational Documents, and all miscellaneous documents, reports, certificates and other information required as a condition to each advance under the Agreement, whether or not they have previously been delivered to the Bank.

         Revolving Note. The Revolving Note of the Borrower to the Bank in the maximum principal amount of $7,500,000.00.

         Certificate of Authority of Borrower. A Certificate of Authority executed by such person or persons authorized by the Borrower's organizational documents and/or agreements to do so, certifying the incumbency and signatures of the officers or other persons authorized to execute the Documents, and authorizing the execution of the Documents and performance in accordance with their terms.

         Articles of Incorporation and By-Laws. A recently certified copy of the Borrower's Articles of Incorporation and By-Laws, and any amendments, if applicable.

         Certificate of Status. A recently certified copy of the Borrower's Certificate of Status.

         Arbitration Agreement. The Bank's standard form of Arbitration Agreement signed by the Bank and Borrower, subjecting potential controversies between them to binding arbitration, including but not limited to those relating to the Documents and this Agreement.

         Evidence of Insurance. Evidence that the Borrower has obtained all insurance coverage required by this Agreement.

                                    EXHIBIT B

                         REPRESENTATIONS AND WARRANTIES


         Organizational Status. The Borrower is a corporation duly formed and in good standing under the laws of the State of Wisconsin.

         Authorization. The execution and delivery of the Documents is within the Borrower's powers, has been duly authorized by the Borrower and does not conflict with any of its organizational documents or any other agreement by which the Borrower is bound, and has been signed by all persons authorized and required to do so under its organizational documents.

         Financial Reports. The Borrower has provided the Bank with the Borrower's annual certified public accountant audited financial statement dated December 31, 1996 and its interim financial statement dated September 30, 1997, and these statements fairly represent the financial condition of the Borrower as of their respective dates and were prepared in accordance with generally accepted accounting principles consistently applied.

         Litigation. There is no litigation or governmental proceeding pending or threatened against the Borrower which could have a material adverse effect on the Borrower's financial condition or business.

         Taxes. The Borrower has paid when due all federal, state and local taxes.

         No Default. There is no event which is, or with notice or the lapse of time would be, an event of default under this Agreement.

         ERISA. The Borrower is in compliance in all material respects with the Employee Retirement Income security Act of 1974 and has received no notice to the contrary from the Pension Benefit Guaranty Corporation or any related governmental entity.

         Environmental Matters. 1) The Borrower is in compliance in all material respects with all health and environmental laws applicable to the Borrower and its operations and knows of no conditions or circumstances that could interfere with such compliance in the future; 2) the Borrower has obtained all environmental permits and approvals required by law for the operation of its business; and 3) the Borrower has not identified any "recognized environmental conditions," as that term is defined by the American Society for Testing and Materials in its standards for environmental due diligence, which could subject the Borrower to enforcement action if brought to the attention of appropriate governmental authorities.

                                 REVOLVING NOTE

$7,500,000.00                                                December 31, 1997

         FOR VALUE RECEIVED, Advantage Learning Systems, Inc. (the "Borrower") promises to pay to the order of Norwest Bank Wisconsin, National Association (the "Bank"), at its principal office or such other address as the Bank or holder may designate from time to time, the principal sum of Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00), or the amount shown on the Bank's records to be outstanding, plus interest (calculated on the basis of actual days elapsed in a 360-day year) accruing each day on the unpaid principal balance at the annual interest rates defined below. Absent manifest error, the Bank's records shall be conclusive evidence of the principal and accrued interest owing hereunder.

         INTEREST RATE

         Base Rate Option. Unless the Borrower chooses the LIBOR Interest Rate Option as defined below, the principal balance outstanding under this Revolving Note shall bear interest at an annual rate equal to the Base Rate, less 1.0% floating (the "Base Rate Option"). Base Rate means the rate of interest established by the Bank from time to time as its "base" or "prime" rate of interest at its principal office in Milwaukee, Wisconsin.

         LIBOR Interest Rate Option. Subject to the terms and conditions of the Agreement the Borrower may elect that all or portions of the principal balance of this Revolving Note bear interest at the LIBOR Interest Rate plus 1.25% (the "LIBOR Interest Rate Option"). Specific reference is made to the Interest Rate Options section of the Agreement for terms governing the designation of interest periods and rate portions.

         The LIBOR Interest Rate shall be computed in accordance with the following formula:

                                   London Interbank Offered Rate
         LIBOR Interest Rate =     -----------------------------
                                   1.00 - Reserve Requirement

         Where,

                  (i) "London Interbank Offered Rate" means the Bank's cost of funds as determined by the Bank's Treasury Division, based upon the average rate at which U.S. Dollar deposits with a term equal to the applicable LIBOR Interest Rate Period and in an amount equal to the LIBOR Interest Rate Portion are available to the Bank at the time or determination on the London Interbank Market.

                  (ii) "Reserve Requirement" means the Federal Reserve System requirement (expressed as a percentage) applicable to the dollar deposits used in calculating the LIBOR Interest Rate above.

         REPAYMENT TERMS

         Interest. Interest accruing under the Base Rate Option shall be payable on the last day of each month beginning December 31, 1997. Interest accruing under the LIBOR Interest Rate Option shall be payable, as applicable, at the end of each LIBOR Interest Rate Period.

         Principal. Principal, and any unpaid interest, shall be payable in a single payment due on December 31, 1998.

         PREPAYMENT FEE. The Borrower may prepay advances of principal accruing interest under the Base Rate Option at any time without penalty. Each prepayment of an advance of principal accruing interest at the LIBOR interest rate option, whether voluntary or by reason of acceleration, shall be accompanied by a prepayment fee equal to the amount, if any, by which:

                  (i) the additional interest that would have been payable on the amount prepaid, if it had not been paid until the last day of the applicable interest period, exceeds

                  (ii) the interest that would have been recoverable by the Bank by reinvesting the amount of principal prepaid from the prepayment date to the last day of the applicable interest period in U.S. Government Securities having a maturity date on or about that date.

         ADDITIONAL TERMS AND CONDITIONS. This Revolving Note is issued pursuant to a Credit Agreement of even date between the Bank and the Borrower (the "Agreement"). The Agreement, and any amendments or substitutions, contains additional terms and conditions, including default and acceleration provisions, which are incorporated into this Revolving Note by reference. Capitalized terms not expressly defined herein shall have the meanings given them in the Agreement. The Borrower agrees to pay all costs of collection, including reasonable attorneys' fees and legal expenses incurred by the Bank if this Revolving Note is not paid as provided above. This Revolving Note shall be governed by the substantive laws of the State of Wisconsin.

         WAIVER OF PRESENTMENT AND NOTICE OF DISHONOR. Borrower and any other person who signs, guarantees or endorses this Revolving Note, to the extent allowed by law, hereby waives presentment, demand for payment, notice of dishonor, protest, and any notice relating to the acceleration of the maturity of this Revolving Note.

                                  ADVANTAGE LEARNING SYSTEMS, INC.


                                  By:   /s/ Michael H. Baum /s/ Timothy Sherlock
                                        ----------------------------------------
                                  Its:  Chief Executive Officer/Chief Financial
                                        ----------------------------------------
                                  Officer
                                  -------

                              ARBITRATION AGREEMENT



Norwest Bank Wisconsin,                        Advantage Learning Systems, Inc.
  National Association                         2911 Peach Street
118 South State Street                         Wisconsin Rapids, Wisconsin 54495
Appleton, Wisconsin 54911                      (the "Borrower")
(the "Bank")

                                December 31, 1997

         1. AGREEMENT TO ARBITRATE. The Bank and Borrower agree to submit to binding arbitration all claims, disputes and controversies (whether in tort, contract, or otherwise, except "core proceedings" under the U.S. Bankruptcy
Code) arising between themselves and their respective employees, officers, directors, attorneys and other agents, which relate in any way without limitation to existing and future loans and extensions of credit or requests for additional credit, including by way of example but not by way of limitation the negotiation, collateralization, administration, repayment, modification, default, termination and enforcement of such loans or extensions of credit.

         2. RULES GOVERNING ARBITRATION. Arbitration under this Agreement will be governed by the Federal Arbitration Act and proceed in Milwaukee, Wisconsin in accordance with the American Arbitration Association's commercial arbitration rules ("AAA Rules").

         3. SELECTION OF ARBITRATOR. Arbitration will be conducted before a single neutral arbitrator selected in accordance with AAA Rules and who shall be an attorney who has practiced commercial law for at least ten years.

         4. STATUTES OF LIMITATION AND PROCEDURAL ISSUES. The arbitrator will determine whether an issue is arbitratable and will give effect to applicable statutes of limitation. Judgment upon the arbitrator's award may be entered in any court having jurisdiction. The arbitrator has the discretion to decide, upon documents only or with a hearing, any motion to dismiss for failure to state a claim or any motion for summary judgment.

         5. DISCOVERY. Discovery will be governed by the Wisconsin Rules of Civil Procedure. Discovery must be completed at least 20 days before the hearing date and within 180 days of the commencement of arbitration. Each request for an extension and all other discovery disputes will be determined by the arbitrator upon a showing that the request is essential for the party's presentation and that no alternative means for obtaining information are available during the initial discovery period.

         6. EXCEPTIONS TO ARBITRATION. This Agreement does not limit the right of either party to a) foreclose against real or personal property collateral; b) exercise self-help remedies such as setoff or repossession; c) obtain provisional remedies such as replevin, injunctive relief, attachment or the appointment of a receiver during the pendency or before or after any arbitration proceeding; or d) obtain a cognitive judgment, if available. These exceptions do not constitute a wavier of the right or obligation of either party to submit any dispute to arbitration, including those arising from the exercise of these remedies.

         7. ARBITRATION COSTS AND FEES. The arbitrator will award costs and expenses in accordance with the provisions of the documents evidencing each loan or extension of credit.

NORWEST BANK WISCONSIN,          ADVANTAGE LEARNING SYSTEMS, INC.
  NATIONAL ASSOCIATION


By:   /s/ Daniel G. Frazier      By:   /s/ Michael H. Baum /s/ Timothy Sherlock
      ------------------------         ----------------------------------------

Its:  Vice President             Its:  Chief Executive Officer/Chief
      ------------------------         ----------------------------------------
                                       Financial Officer
                                       -----------------



                                       2